Exhibit 10.2

Jack Cooper Holdings Corp.

1100 Walnut Street, Suite 2400

Kansas City, MO 64106

October 24, 2016

Kyle Haulotte

341 SW Marsh Wren Street

Lees Summit, MO 64082

Re: Amendment to Offer of Continued Employment

Dear Kyle,

Congratulations on your recent promotion to the role of Chief Financial Officer.  We are excited for you to continue with the Company in this new capacity.  In consideration of your promotion, including a salary raise that will be effective September 19, 2016, this letter (the “Amendment to Offer of Continued Employment Letter” or the “Amendment”) amends the “Offer of Continued Employment Letter,” dated May 1, 2015, between you and Jack Cooper Holdings Corp. (the “Company”; and, together with its parent company and its direct and indirect subsidiaries, the “JC Companies”).

The Offer of Continued Employment Letter shall be amended as following:

1.              Title and Reporting.  The third paragraph of the Offer of Continued Employment Letter is deleted in its entirety and replaced with the following:

“Your new title will be Chief Financial Officer and Executive Vice President of the Company and you will report directly to the Chief Executive Officer of the Company.”

2.              Section 1, Salary.  Section 1 is deleted in its entirety and replaced with the following:

“Your initial base salary will be $400,000 per year, subject to adjustment from time to time as determined by the Executive Chairperson, the Chief Executive Officer, the Compensation Committee of the Board of Directors of the Company, or the Board of Directors of the Company in his, her, or its sole and absolute discretion.”

3.              Section 2, Discretionary Bonus.  All references to “Chief Financial Officer” in this Section are deleted.

4.              Section 7(b), Termination.  Section 7(b) is deleted in its entirety and replaced with the following:

“Notwithstanding anything herein to the contrary, in the event of your Termination or resignation for any other reason than Misconduct (as hereinafter defined) prior to September 19, 2021, then the Company shall pay to you (i)(a) the then current base salary through the last day of your actual employment with the Company, (b) any bonuses earned by you and declared by the Executive Chairperson, the Chief Executive Officer, or the Board of Directors of the Company prior to such Termination, and (c) any benefits otherwise payable through the last day of your actual employment with the Company; and (ii) the greater of $400,000 or the then current annual base salary, less applicable deductions as required by law. Such payment by the Company will be made within the next payroll period, and in any event no more than 30 days following Termination, in accordance with the Company’s then normal payroll practices.  Such payments shall be subject to applicable securities laws, rules and regulations, including, but not limited to the recapture or clawback provisions of Section 304 of the Sarbanes-Oxley Act of 2002, as amended.

5.              Section 7(D), Definition of Misconduct.  Section 7(d) is deleted in its entirety and replaced with the following:

“For purposes of Section 7(b) “Misconduct” shall mean your conviction of or your plea of “guilty” or “no contest” to a crime involving moral turpitude or a felony under the laws of the United States or any States.

All references in the Offer of Continued Employment Letter to “this letter agreement” will be construed to refer to the Offer of Continued Employment as amended by this Amendment.  Except as expressly amended herein, all terms, covenants, and conditions of the Offer of Continued Employment Letter will remain in full force and effect.  The Company and you both expressly approve, confirm, and adopt the Offer of Continued Employment Letter as amended by this Amendment.

Please accept this Amendment to Offer of Continued Employment Letter by signing below and returning a signed copy to me at your earliest convenience.

Sincerely,

/s/ T. Michael Riggs
Tony Michael “T. Mike” Riggs
Chief Executive Officer
Jack Cooper Holdings Corp.

ACCEPTED AND AGREED TO AS OF THE
24th day of October, 2016:

/s/ Kyle Haulotte
Kyle Haulotte